UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 28, 2004

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization) 5241 Spring Mountain Road Post Office Box 98510 Las Vegas, Nevada (Address of principal executive offices)	1-7850 (Commission File Number)	88-0085720 (I.R.S. Employer Identification No.) 89193-8510 (Zip Code)

Registrant's telephone number, including area code: (702) 876-7237

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.

On October 28, 2004, Southwest Gas Corporation (the Company) released summary financial information to the general public, including the investment community, regarding the Company’s operating performance for the quarter, nine, and twelve months ended September 30, 2004. A copy of the Company’s press release and summary financial information is attached hereto as Exhibit 99.

This Form 8-K and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2004	SOUTHWEST GAS CORPORATION /s/ ROY R. CENTRELLA Roy R. Centrella Vice President/Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

99	Press Release and summary financial information dated October 28, 2004.

October 28, 2004
Media Contact: Roger Buehrer, Las Vegas, NV (702) 876-7132
Shareholder Contact: Ken Kenny, Las Vegas, NV (702) 876-7237
SWX-NYSE
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS THIRD QUARTER RESULTS

Las Vegas — Southwest Gas Corporation recorded a net loss of $0.46 per share for the third quarter of 2004 compared to a $0.51 per share loss reported for the third quarter of 2003. Net loss for the third quarter of 2004 was $16.4 million compared to the 2003 third quarter net loss of $17.4 million. Current period results included a nonrecurring income tax benefit of $1.6 million, or $0.05 per share. Average shares outstanding increased by 1.6 million, or five percent, due to issuances under the Company’s various stock purchase plans and equity shelf program. Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Natural gas operating results, excluding the tax benefit, declined between periods as improvements in operating margin were offset by increased operating costs. However, there were two notable items during the quarter – general rate relief and record customer growth. In August 2004, we received a decision in the Nevada general rate case authorizing an annualized rate increase of $13.7 million effective September 2004. Of equal

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importance, as we head into the winter heating season, the decision included improvements in rate design to mitigate the impact of weather variations on margin.”

For the twelve months ended September 30, 2004, consolidated net income was $50.8 million, or $1.47 per basic share, compared to $41.8 million, or $1.25 per basic share, during the twelve-month period ended September 30, 2003. An improvement in weather conditions between periods was the primary reason for the increase.

Natural Gas Operations Segment Results

Third Quarter

Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $8 million, or eight percent, in the third quarter of 2004 compared to the third quarter of 2003. Customer growth contributed an incremental $5 million in operating margin during the quarter and rate relief in California and Nevada added $3 million. During the last twelve months, the Company added a record 79,000 customers, an increase of five percent. Another 9,000 customers were added in October 2003 with the acquisition of Black Mountain Gas Company.

Operating expenses for the quarter increased $11.1 million, or ten percent, compared to the third quarter of 2003 primarily due to incremental costs associated with record customer growth. Additional factors include insurance and higher employee-related and regulatory costs. Net financing costs rose $773,000 between periods due to an increase in average

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debt outstanding to help finance growth, partially offset by interest savings generated from debt and preferred securities instrument refinancings and a reduction in interest costs associated with the purchased gas adjustment account balance.

Twelve Months to Date

Operating margin increased $53 million, or ten percent, between periods. Differences in heating demand caused by weather variations between periods resulted in a $20 million margin increase as warmer-than-normal temperatures were experienced during both periods. During the current period, operating margin was negatively impacted by $15 million, while in the prior period the negative impact was $35 million. Customer growth contributed an incremental $21 million, while rate relief, principally in California, added $12 million.

Operating expenses increased $31.9 million, or eight percent, primarily reflecting incremental costs associated with servicing a growing customer base coupled with factors previously mentioned. Net financing costs decreased $1.1 million, or one percent. Interest savings generated from the refinancing of industrial development revenue bonds and preferred securities instruments were partially offset by costs associated with increased average debt outstanding.

Other income decreased $13.3 million between periods. The prior period reflected income of $14.6 million associated with the timing of merger-related insurance recoveries, net of costs. The current period includes a $1.8 million improvement in interest income primarily associated with the unrecovered balance of deferred purchased gas costs.

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Southwest Gas Corporation provides natural gas service to approximately 1,579,000 customers in Arizona, Nevada and California. Its service territory is centered in the fastest-growing region of the country.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act). All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, changes in natural gas prices, the ability to recover costs through the PGA mechanism, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, changes in gas procurement practices, changes in capital requirements and funding, resolution of pending litigation, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, acquisitions and management’s plans related thereto, competition, and the ability to raise capital in external financings. In addition, the Company can provide no assurance that its discussions regarding certain trends relating to its financing, operations, and maintenance expenses will continue in future periods.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED SEPTEMBER 30,	2004	2003

Consolidated Operating Revenues	$264,467	$220,162
Net Loss	$16,353	$17,407
Average Number of Common Shares Outstanding	35,412	33,852
Loss Per Share	$0.46	$0.51

NINE MONTHS ENDED SEPTEMBER 30,	2004	2003

Consolidated Operating Revenues	$1,016,564	$879,299
Net Income	$16,329	$4,028
Average Number of Common Shares Outstanding	34,857	33,653
Basic Earnings Per Share	$0.47	$0.12
Diluted Earnings Per Share	$0.47	$0.12

TWELVE MONTHS ENDED SEPTEMBER 30,	2004	2003

Consolidated Operating Revenues	$1,368,269	$1,215,721
Net Income	$50,803	$41,843
Average Number of Common Shares Outstanding	34,661	33,545
Basic Earnings Per Share	$1.47	$1.25
Diluted Earnings Per Share	$1.45	$1.24

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